UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): June 9, 2008
Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal
executive offices
and zip code)
(281) 719-3400
(Registrant’s telephone
number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 8, 2008, the Compensation and Option Committee of the Board of Directors of Repros Therapeutics Inc. (the “Committee”) approved a base salary increase retroactive to June 1, 2008 of 10% for the following named executive officers: Andre van As, M.D., Ph.D., the Company’s Senior Vice President, Clinical and Regulatory, and Chief Medical Officer, and Ronald Wiehle, Ph.D., the Company’s Vice President, Research and Development. As a result of this increase, effective June 1, 2008 their annual salaries are as follows:
     Dr. van As           $287,100
     Dr.  Wiehle           $165,000
     The Committee also approved, effective June 6, 2008, the grant of an option to purchase the Company’s common stock to each of Dr. van As and Dr. Wiehle for 30,000 shares and 20,000 shares, respectively. The options have an exercise price per share of $10.65, the closing price per share of the Company’s common stock as reported by the Nasdaq Stock Market on June 6, 2008, the last trading day prior to the date of grant, since the date of grant was not a trading day. The options vest and become exercisable at a rate of 1/12th per quarter for a period of 3 years.

Item 8.01.	Other Information
     On June 9, 2008, the Company released initial findings from evaluation of gross necropsies conducted upon completion of the in-life portion of a six-month mouse study related to Proellex.
     A copy of the Company’s press release is attached hereto as Exhibit 99.1. The press release is incorporated by reference herein and the foregoing description of the press release is qualified in its entirety by reference to the attached exhibit.

Item 9.01.	Financial Statements and Exhibits
     c. Exhibits

Exhibit
Number	Description
99.1	Press Release dated June 9, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: June 10, 2008.	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated June 9, 2008